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                                                                     EXHIBIT 8.2

                          Hale and Dorr LLP letterhead]


                                [        , 2003]

Diacrin, Inc.
Building 96 - 13th Street
Charlestown Navy Yard
Charlestown, MA  02129

     Re: Merger pursuant to Agreement and Plan of Reorganization between GenVec, Inc. and Diacrin, Inc.

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Reorganization dated as of April 14, 2003 (the "Reorganization Agreement"), by and between GenVec, Inc., a Delaware corporation ("Acquiror") and Diacrin, Inc., a Delaware corporation (the "Company"). Pursuant to the Reorganization Agreement, the Company will merge with and into Acquiror (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement and the exhibits thereto or in the letters that have been delivered to Arnold & Porter and Hale and Dorr LLP by Acquiror and the Company containing certain representations of Acquiror and the Company relevant to this opinion (the "Representation Letters"). All Section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Reorganization Agreement and the exhibits thereto, the Registration Statement, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     We have assumed that all parties to the Reorganization Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Reorganization Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Reorganization Agreement and the exhibits thereto without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all of the factual information, descriptions, representations and assumptions contained in the Reorganization Agreement and the exhibits thereto, the Joint Proxy Statement and Prospectus relating to the Reorganization Agreement, and the

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Diacrin, Inc.
_______________, 2003]
Page 2

Representation Letters are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that has caused us to question the accuracy thereof.

     The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations promulgated under the Code, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the Effective Time or that such changes will not affect the conclusions expressed herein. We undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Without limiting the generality of the foregoing, we note that we do not express any opinion regarding the tax consequences of the Merger to shareholders of the Company that are subject to special tax rules, nor do we express any opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Company stock.

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a).

     In rendering this opinion, we have assumed that Arnold & Porter has delivered, and has not withdrawn, an opinion that is substantially similar to this one. No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

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Diacrin, Inc.
_______________, 2003
Page 3

     This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,


                                             Hale and Dorr LLP